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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

              ACTERNA CORPORATION ANNOUNCES EXTENSION OF EXPIRATION DATE FOR COMBINED CASH TENDER OFFERS FOR OUTSTANDING
                              NOTES OF ACTERNA LLC

         Germantown, MD, July 23, 2002 - Acterna Corporation (Nasdaq: ACTR) today announced the extension of the expiration date of the cash tender offers for up to $155 million, on a combined basis, in principal amount of the outstanding 9 3/4 percent Senior Subordinated Notes due 2008 of Acterna. The tender offers, which are being made by Acterna LLC (Acterna) and CD&R VI (Barbados), Ltd. (CD&R Barbados), are described in the Offers to Purchase dated June 24, 2002.

         The tender offers, which were previously scheduled to expire at midnight, New York City time, on Monday, July 22, 2002, have been extended to expire at midnight, New York City time, on Monday, August 5, 2002, unless further extended. Payment for Notes validly tendered and not validly withdrawn will be made promptly following expiration of the offers.

         At the close of business on July 22, 2002, $89,014,000 principal amount of the Notes had been validly tendered, representing Notes with an aggregate purchase price of approximately $19.6 million.

         CD&R Barbados' offer is subject to a number of conditions that are set forth in the Offers to Purchase, including the purchase by Acterna of the first $63 million in principal amount of the Notes tendered.

         Acterna's offer is subject to a number of conditions that are set forth in the Offers to Purchase, including obtaining consent from the lenders under the credit agreement governing Acterna's senior secured facility to amend or waive certain of its provisions. On July 15, 2002, Acterna announced that it reached agreement with the lender group for an amendment to its credit agreement. Under the amendment, the lenders, among other things, will approve the sale of Acterna's Airshow business to Rockwell Collins and consent to a change to certain financial covenants in the credit agreement upon completion of the Airshow sale. The amendment will also permit the Company to use $24 million to purchase the Notes in the Acterna's offer.

         The effectiveness of the amendment is subject to a number of conditions, including approval by the administrative agent for the lenders under the credit agreement of arrangements governing a proposed investment by CD&R Barbados of all future cash interest received, on an after tax basis, on all of the Notes held by CD&R Barbados in new senior secured convertible notes of Acterna LLC and satisfaction of customary closing conditions.

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          Miller Buckfire Lewis & Co., LLC is acting as the exclusive Dealer
Manager. Inquiries relating to the tender offer should be directed to Marc D. Puntus at MBL at 212-895-1819. Requests for additional copies of the tender offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885.

         This press release does not constitute an offer to purchase the Notes. The tender offers are made solely by the Offers to Purchase.

                                      * * *

         About the Offerors

         Based in Germantown, Maryland, Acterna Corporation is the holding company for Acterna, Airshow, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. Airshow supplies in-flight passenger information systems to the aviation industry while da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

         CD&R Barbados is a Barbados company holding an International Business Company license. All of the capital stock of CD&R Barbados is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, an affiliate of Acterna that is managed by Clayton, Dubilier & Rice, Inc.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Acterna's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially are described in Acterna's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

         Contacts

         Investor Contact:  Maria Henry, Acterna Corporation, 301-353-1550,
                            ext 1207

         Media Contact:  Jim Monroe, Acterna Corporation, 301-353-1560,
                         ext. 4366